                                        June 15, 2004
                                        Terry Herring

    Re: Amendment to Employment Agreement

Dear Terry,

    This letter confirms our agreement and shall serve to amend the April 8, 2002 Employment Agreement between you and the Company in accordance with the following:

    a)     Additional Pay

    Paragraph 3 and section h   Additional Pay, sentence one shall be amended to read as follows:

        If there is a Change in Control (as defined in paragraph 5(e) herein) by April 8, 2005, and the Executive is employed by the Company upon the Change in Control, and, in the sole judgement and discretion of the Company, the Executive has satisfactorily performed all assigned duties, including using his best efforts to facilitate a Change in Control, the Company shall award the Executive up to fifty-two (52) weeks base pay, minus such deductions as may be required by law or reasonably requested by the Executive.

    b)     Continuing Effectiveness of Employment Agreement

    Except as modified herein, the Employment agreement dated April 8, 2002, shall remain in full force and effect in accordance with their respective terms.

    If the foregoing is satisfactory, please so indicate by signing and returning to me the enclosed copy of this Letter Agreement whereupon this will constitute the agreement of the parties with respect to the subject matter referenced herein.

Very truly yours,

Ventiv Health, Inc.

By: /s/ Eran Broshy
           Chief Executive Officer

Accepted and agreed to by: /s/ Terry Herring       Dated: 7/7/04